Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aurora Cannabis Inc.:

We, KPMG LLP, consent to the use of our reports, each dated September 24, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting as at June 30, 2020 incorporated by reference herein.

Our report on the consolidated financial statements refers to a change in accounting policy for inventory costing of by-products and a change in the accounting for leases due to the adoption of IFRS 16, Leases.

Our report dated September 24, 2020, on the effectiveness of internal control over financial reporting as of June 30, 2020, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2020 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company had an ineffective continuous risk assessment process and insufficient resources to adequately assess risk and implement controls, pervading control deficiencies within information technology general and application controls, insufficient evaluation of controls maintained by service organizations, ineffective control activities surrounding certain complex spreadsheets, and a lack of segregation of duties and ineffective controls over the preparation, review and approval, and associated documentation of journal entries.

Our report dated September 24, 2020, on the effectiveness of internal control over financial reporting as of June 30, 2020, contains an explanatory paragraph that states that the Company acquired Reliva LLC during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2020, Reliva LLC’s internal control over financial reporting associated with approximately 0.7% of the Company’s current assets, 0.2% of total assets, 0.4% of current liabilities, 0.2% of total liabilities, as well as 0.2% of net revenues and 0% of net loss included in the consolidated financial statements of the Company as of and for the year ended June 30, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Reliva LLC.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

October 26, 2020